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On April 1, 2013, Morgans Hotel Group Co. (the “Company”) held a conference call to discuss the transaction with the Yucaipa Companies announced on April 1, 2013 to reduce the Company’s debt and preferred stock by $230 million. A copy of the edited transcript of such conference call is set forth below.

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EDITED TRANSCRIPT

MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

EVENT DATE/TIME: APRIL 01, 2013 / 01:00PM GMT

OVERVIEW:

Co. reported that it has announced a deal with Yucaipa Companies on 04/01/13.

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APRIL 01, 2013 / 01:00 PM GMT, MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

CORPORATE PARTICIPANTS

Rich Szymanski Morgans Hotel Group Co.—CFO

Michael Gross Morgans Hotel Group Co.—CEO

CONFERENCE CALL PARTICIPANTS

Will Marks JMP Securities—Analyst

Joel Simkins Credit Suisse—Analyst

PRESENTATION

Operator

Good morning and welcome to this conference call for Morgans Hotel Group Company. My name is Jackie and I will be your conference operator today. At this time, I would like to inform all participants that your lines will be in a listen-only mode. After the speakers’ remarks there will be a question-and-answer period. (Operator Instructions) As a reminder, ladies and gentlemen, this conference call is being recorded and your participation implies consent to our recording of this call.

I would now like to turn the call over to Rich Szymanski, Chief Financial Officer of Morgans Hotel Group. Please go ahead.

Rich Szymanski—Morgans Hotel Group Co.—CFO

Good morning. Thank you for joining this call about the deal with Yucaipa Companies that we are announcing today. On the call today with me are Chief Executive Officer Michael Gross; Chief Operating Officer Dan Flannery; and EVP and General Counsel David Smail, all of Morgans Hotel Group.

Before we begin, I need to remind everyone that part of our discussion this afternoon will include forward-looking statements. They are not guarantees of future performance, and therefore undue reliance should not be placed upon them. We refer you to all the Company’s filings with the Securities and Exchange Commission for a more detailed discussion of the risks that may have a direct bearing on the Company’s operating results, performance, and financial condition.

With that, I will pass the call to Michael.

Michael Gross—Morgans Hotel Group Co.—CEO

Thanks, Rich. Good morning, everyone, and thanks for dialing in to today’s call to discuss this important announcement. When I joined the leadership team of Morgans Hotel Group two years ago, we had 13 properties, roughly half of which were owned, operating under 11 different names. We also had a complicated and burdensome balance sheet that was a major obstacle to growth.

Two years later, with the completion of the transaction we are announcing today, we will have a clean balance sheet; we are focused on three core and well-recognized brands; and we will only have one asset remaining to further monetize. We also have signed nine hotel contracts, all under our core brands, that will virtually double the size of our portfolio, and we are confident that our strong pipeline will continue to yield two to four or more additional deals per year for our core brands in key gateway cities.

We have transformed the Company from an owner-operator of hotels into a global brand and management company, and today’s announcement marks a significant step forward in realizing that strategy, allowing us to accelerate the growth of our business, significantly reduce our risk profile, and enhance our ability to create long-term value for all of our shareholders.

The deal we are announcing today is a transformative transaction. It will cut our debt and preferred stock obligations by $230 million. It will significantly clean up our balance sheet, and it will provide approximately $65 million of additional capital to accelerate our growth.

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APRIL 01, 2013 / 01:00 PM GMT, MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

Let me give you a quick overview of the key elements of the deal. The Yucaipa Companies will surrender for cancellation its interest in the Company’s convertible notes and preferred stock, which have an aggregate face value of $187 million, and its warrants to purchase 12.5 million common shares at $6 a share. In addition, Yucaipa will assume the $18 million convertible promissory notes due to the minority owners of The Light Group, and it will pay the Company $6.5 million in cash for three restaurant leases at Mandalay Bay in Las Vegas.

Importantly, Yucaipa is also surrendering all of its consent rights, which include consent rights over certain major decisions including a sale of the Company or substantially all of its assets under certain circumstances. In exchange, the Delano South Beach Hotel, our 90% ownership interest in The Light Group, and our ownership share in the restaurant leasehold at Mandalay Bay will be transferred to Yucaipa. Also as part of the deal, we will enter into a long-term management agreement for Delano South Beach.

In addition, we announced today that we will launch a $100 million rights offering to retire the credit facility secured by Delano and to fund the growth and development of our pipeline of new hotel deals. The rights offering is available pro rata to all of our shareholders at $6 per share.

In order to ensure that we receive the cash targeted in the rights offering, Yucaipa has agreed to backstop the rights offering at the $6 per share price, should the rights not be exercised in full, for which Yucaipa will not receive a fee.

It is important to note that because this is a transaction with Yucaipa, which is currently a creditor with Board representation, a Special Committee of the Board consisting of independent and disinterested directors was formed, and the entire transaction was negotiated through the Special Committee.

This transaction was the culmination of a 15-month review process by the Special Committee. To ensure we received fair value for our assets, this Special Committee retained its own independent financial adviser, Greenhill & Company, and legal advisor, Richards, Layton & Finger. in addition, Greenhill has rendered a fairness opinion regarding the transaction with Yucaipa.

This transaction allows us to accomplish multiple strategic goal simultaneously, and we are very excited about the significant benefits it brings to Morgans and all of our shareholders.

First, it reduces our consolidated debt, excluding capital leases and preferred securities, from $552 million today to $322 million, a reduction of $230 million. Second, it significantly improves our maturity profile. This transaction will eliminate $113 million of debt that would have matured in 2014, leaving us with $265 million of consolidated debt maturing in the next two years, comprised of $84.5 million of convertible notes and $180 million of mortgage debt on Hudson. We are confident that we have significant value in Hudson and in our ever-growing management business to address these upcoming maturities.

Third, it vastly improves our capital structure for current and future shareholders. And fourth, after using $35 million of proceeds from the rights offering to retire obligations under our revolving credit facility, we project we will have $65 million of additional cash to fund our growth pipeline.

Rights to subscribe for a total of approximately 16.7 million shares of common stock at $6 per share will be distributed to existing shareholders. Shareholders can exercise these rights to subscribe for shares in the offering and will also be able to sell their rights, which will be listed on NASDAQ; and each right will carry a 50% over-subscription right.

Yucaipa has agreed to fully backstop the offering at the same $6 per share subscription price and purchase all shares not subscribed for in the rights offering. Taken together, this deal and the rights offering dramatically strengthen our balance sheet and better position us for future growth.

As I mentioned, we will transfer the Delano South Beach Hotel as part of this transaction. This is consistent with our strategy of focusing on our higher-margin brand and management business, and we will continue to manage Delano South Beach under a long-term management agreement. As you know, we began a thorough process to sell this recently renovated asset last year, and we believe this is the best outcome for our Company and our shareholders.

We are also exchanging our interest in The Light Group. Going forward The Light Group will continue to operate food and beverage at Delano South Beach, and our in-house team based in New York will handle all other food and beverage matters.

Working with The Light Group has provided us with the opportunity to learn and acquire best-in-class food and beverage practices, and we now have a talented team and a first-class internal food and beverage infrastructure. This new team is responsible for launching four successful food and beverage venues this past year alone, an Italian crudo restaurant called the Isola and a summer pop-up venue called SOAKED at Mondrian SoHo; a winter pop-up venue called Hudson Lodge at Hudson’s private park; and Hudson Common, a modern-day beer hall and burger joint at Hudson.

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APRIL 01, 2013 / 01:00 PM GMT, MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

In addition, our new in-house team is repositioning several of our existing food and beverage outlets and is also fully engaged with all of our development partners in developing and launching unique food and beverage outlets in all of our development pipeline projects.

Now let me provide a brief update on our financial performance. I’m happy to report that RevPAR in the first quarter is coming in very strong. While we don’t have final numbers yet, we expect first-quarter Systemwide Comparable RevPAR to be up 16% to 18%, which is the highest rate of growth since the first quarter of 2007. In addition, at Hudson, our non-comp hotel, we expect room revenue to be up around 40% in the first quarter.

The pace of business on the book continues to show positive momentum, and we expect to raise our guidance for 2013 RevPAR growth at Systemwide Comparable Hotels on our next earnings call. When combined with our strong fourth-quarter RevPAR improvements, we believe we are beginning to reap the benefits of our investments over the past two years in our people and platforms, and our upgrades to our hotel portfolio and food and beverage offerings, including the recently completed renovations at Hudson.

With dramatically improving performance at Hudson in Q1, we are confident that we are on our way to returning this property towards its historical peak performance. Importantly we believe Hudson holds significant value for our Company, which is underscored by recent monetization transactions in New York City. This bodes well as we look to further monetize this asset over time.

I am also happy to report that our pipeline continues to grow. We are seeing increasing levels of interest in Morgans from hotel owners and development partners, and we see a strong pipeline of prospective deals in the years ahead.

We are in advanced discussions with a number of well-capitalized partners in our target regions and expect to announce new management and branding agreements in the coming months. Specifically we are pursuing deals in the US, Europe, Latin America, and Asia; and in fact we are in advanced stages of discussion for hotel deals in Los Angeles, Amsterdam, Berlin, Paris, Rio de Janeiro, and several cities in India.

We also have eight signed agreements for hotels slated to open over the next three years. Combined with Delano Marrakesh, which opened last September, these new deals will nearly double the number of rooms under management and will lead to significant EBITDA growth.

Based on the current average management fee levels of $750,000 to $1 million per 100 rooms at our existing portfolio and our projected returns on Delano Las Vegas transaction, we estimate that the eight new agreements we have signed so far could generate another $15 million to $20 million in stabilized run rate fees.

Beyond these signed agreements, each new management agreement we sign could generate fees in the range of $1 million to $2 million, assuming the current average fee levels and an average hotel size of 150 to 200 rooms. As is mentioned in the past, we are confident that the vast majority of additional management fee revenue will flow through to EBITDA due to the significant operating leverage in our model.

Our infrastructure has been revamped and strengthened to support the services required by a leading lifestyle management company and a growing portfolio and customer base. At closing of this deal we will have a strong balance sheet, eight new hotels slated to open in the next three years, and a robust pipeline of opportunities. With the new revamped balance sheet, our energy and time will be devoted to taking advantage of the many opportunities we see and to strengthening our position as a leading global brand and management company.

We are extremely excited about the future of the new Morgans Hotel Group. I will now hand the call over to Rich to provide you with more detail on the financial impact of the deal.

Rich Szymanski—Morgans Hotel Group Co.—CFO

Thanks, Michael. The deal has many components, so I will quickly provide an overview.

In exchange for the Delano South Beach Hotel, our ownership position in The Light Group, and the three restaurant leasehold interests at Mandalay Bay, The Yucaipa Companies has agreed to surrender for cancellation the following — $88 million of Morgans’ convertible notes due in 2014; all of Morgans’ outstanding preferred securities and accrued dividends, with a face value of $99 million today; and all of its Morgans’ warrants, which until Yucaipa to purchase up to 12.5 million shares of Morgans common stock at $6 until April 2017 and provide Yucaipa with consent rights over certain major decisions under certain circumstances.

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APRIL 01, 2013 / 01:00 PM GMT, MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

In addition they will make a $6.5 million cash payment and assume responsibility for all liabilities in connection with the restaurant leases at Mandalay Bay Las Vegas. They will assume liability for the $18 million promissory notes convertible into 1.9 million shares of stock associated with The Light Group acquisition, with the conversion feature canceled. They will enter into a long-term management agreement with us for Delano South Beach and fully backstop the rights offering at $6 per share by purchasing shares not subscribed for in this offering.

I should also note that Yucaipa will not receive any fee for this.

The exchange and rights offering will have a profound impact on our balance sheet, so I will walk you through the impact. Excluding capital leases, we will be left with $322 million of consolidated debt versus the current balance of $552 million of consolidated debt and preferred stock.

This reduction of $230 million consists of $88 million of convertible notes due 2014; the $99 million of preferred securities and accrued dividends; currently the dividends are at 8%, which would have stepped to 10% in 2014 and 20% in 2016; the $18 million of The Light Group convertible notes; and $25 million currently outstanding under our credit line.

In addition we will increase our cash balance by approximately $65 million, which will be available for general corporate purposes and investment in new management contracts. Not only will this transaction reduce our obligations, but it will significantly improve our maturity profile.

Pro forma for this transaction, our consolidated debt excluding capital leases will be comprised of the following. $84.5 million of convertible debt due in October 2014; $180 million of mortgage debt secured by Hudson New York, which is due in 2015 with extensions; and $50.1 million of trust-preferred notes due in 2036.

We will use the proceeds of the $100 million rights offering together with the $6.5 million of cash received from our investment in a leasehold interest at Mandalay Bay to retire the outstanding balance, currently $25 million, on our credit line, which will then be closed. We will also fund our $10 million key money obligation for Mondrian Bahamas, which was previously secured by a letter of credit under the facility, and pay transaction costs.

With the completion of Hudson’s room renovation, the addition of 32 rooms at Hudson, the recent opening of Delano Marrakesh, and eight new hotels opening in the next three years, we believe we are strongly positioned to grow our EBITDA and generate excess cash flow. Another benefit of the transaction is that we can operate our business at a lower cost. As a result of the sale of The Light Group, we reduce our overhead costs by approximately $2 million in 2013.

In addition to the streamlined debt structure, our entire capital structure has been simplified. With the elimination of the warrants, investors will no longer have to estimate their potential dilutive impact. In addition, all Yucaipa’s consent rights will be eliminated with this transaction.

The issuance of approximately 16.7 million shares at $6 per share under the rights offering will result in approximately 49 million outstanding shares.

We believe the transactions announced today will give us a capital structure that is more appropriate for our management and brand focus going forward. We also believe that the growing value of our management business, the approximately $65 million of additional cash from the rights offering after retiring the line of credit secured by Delano, and the significant value in the 866-room Hudson real estate asset in New York City will enable us to address the $265 million of consolidated debt coming due over the next two years and provide capital to grow.

As Michael said earlier, this is a very exciting moment for Morgans Hotel Group. I will now turn it back to Mike.

Michael Gross—Morgans Hotel Group Co.—CEO

Thanks, Rich. Before I conclude, let me quickly recap the dramatic progress we have made over the last two years, transitioning from an owner-operator of hotels to a brand and management company. Even before today’s announced transaction, we sold $425 million of real estate and reduced consolidated debt by $137 million and joint-venture debt by $90 million. And including today’s deal, we have reduced our consolidated debt and preferred securities by $367 million.

We expanded our management business by signing nine management agreements for hotels over the past two years and have already opened one. And, as I mentioned earlier, we have a robust pipeline for new hotel management agreements.

Inside our hotels we have upgraded our physical properties, including significant room renovations at our remaining owned hotel, Hudson. And we have repositioned our hospitality offering, including expanding our global sales force, enhancing our revenue management capabilities, and implementing new service training programs.

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APRIL 01, 2013 / 01:00 PM GMT, MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

Importantly, our performance is starting to reflect these investments. We expect to report 16% to 18% increase in Q1 RevPAR, following a 48% increase in EBITDA and a 700 basis point increase in owned hotel operating margins in the fourth quarter of 2012.

The transaction announced today is another important step in the development of Morgans. It is a transformative deal that significantly improves our financial position, improves our flexibility, and accelerates the strategic development of our business.

As I am sure you are aware, one of our shareholders has launched a proxy contest to attempt to take control of the Company. It is important for our shareholders to note that this transaction was the culmination of 15-month review process by the Special Committee of the Board. Over that period, the Special Committee of the Board, consisting entirely of independent and disinterested directors with the advice of its independent and financial legal advisors, evaluated multiple strategic alternatives and concluded that this transaction is in the best interests of Morgans and its shareholders.

In summary, today’s announcement provides clear benefits to Morgans and all of our shareholders. It dramatically reduces our consolidated debt and preferred securities. It improves our maturity profile. It simplifies our capital structure for our current and future shareholders. And following the rights offering, we project we will have $65 million of additional capital for general corporate purposes to fund the rapid expansion of our higher-margin brand and management business.

The bottom line is that this deal gives us greater flexibility to execute our strategic plan and continue to explore all options to maximize shareholder value. Thank you for your time. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Will Marks, JMP Securities.

Will Marks—JMP Securities—Analyst

Thank you. Good morning, Michael. Good morning, Rich. My first question, on The Light Group. Can you — Rich, you mentioned $2 million of cost cutting from the disposition of Light Group. What about revenues? I am wondering what the run rate has been.

Rich Szymanski—Morgans Hotel Group Co.—CFO

Light Group generated close to about $10 million of revenues and net EBITDA about $8 million last year.

Will Marks—JMP Securities—Analyst

Okay. So at this point how should we look at — I guess before the new contracts, is the management company running it at a loss? But obviously if you are going to get $15 million to $20 million more of revenues, it will be profitable.

Rich Szymanski—Morgans Hotel Group Co.—CFO

I’m sorry, Will, can you just repeat that, please?

Will Marks—JMP Securities—Analyst

Sure, I’m trying to get a sense of the run rate of the current — of the management company and run rate of EBITDA of the management company. And revenues for that matter, but I think I have a sense of that.

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APRIL 01, 2013 / 01:00 PM GMT, MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

But it appears that without The Light Group you’ll be running at an EBITDA loss. Yet with $15 million to $20 million, as Michael mentioned, of revenues from the pipeline of management contracts you will become profitable. Is that the general way to look at it?

Michael Gross—Morgans Hotel Group Co.—CEO

Yes, I think it’s appropriate. If you back out the fees from Light Group I think what you are looking at today and what we think are future opportunities to further address our overhead, now that both Delano and Light Group are no longer part of our infrastructure, we think that the overall management business will be breakeven to a slight loss at today’s levels. And as we ramp up obviously into next year, we will have a meaningful pickup in overall cash flow from the openings.

I’d just stress that The Light Group, there’s $2 million of immediate overhead that goes away. But there’s I think in addition to that a significant potential incremental savings on overhead by just having a leaner infrastructure as well.

So we think that is the way to think about it. And then on top of it, obviously today you have the Hudson and EBITDA associated with Hudson, which we have spoken pretty openly about addressing and looking to monetize that asset as well going forward.

Will Marks—JMP Securities—Analyst

Okay. If we look at the new contracts, I guess switching subjects a little bit, is there more money for the eight contracts that you are working on right now or that you have signed? Is there any kind of key money that you haven’t paid yet?

Then what are you averaging for these in the future? Do you put up a few million dollars per hotel, $5 million, $10 million, zero?

Michael Gross—Morgans Hotel Group Co.—CEO

I think when we look at all of our agreements, we look at a cash payback of somewhere between 2.5 to 4 years on a stabilized run-rate fee basis. So in simple terms if it’s a $1 million fee, we are probably looking at putting out somewhere between $2.5 million to $4 million of either sliver equity, cash flow guarantees, or key money. And I think that’s very consistent with the deals that we talked about that we’re in advanced discussions on, as it relates to Amsterdam, Berlin, Los Angeles, Rio, all of those new markets. I think that formula is what I would have you thinking about.

And in terms of the existing hotels and obligations, I will let Rich talk to that.

Rich Szymanski—Morgans Hotel Group Co.—CFO

Will, in our 10-K we disclosed $32 million of future key money obligations. $10 million of this will be funded as part of this deal, which is for the Mondrian Bahamas project; so we will have $22 million of key money obligations remaining.

Will Marks—JMP Securities—Analyst

Okay. Great, thanks. I just wanted a big-picture question. So this is definitely, as you put it, very transformative. Then, Michael, you kind of just repeated what you have been saying about Hudson; something may happen there at some point.

Assuming that does, then what is the future of this as a public company? It would obviously shrink the size of the Company unless you just sat on cash for a long time.

You would have no debt essentially. So what is really the long-term goal here?

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APRIL 01, 2013 / 01:00 PM GMT, MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

Michael Gross—Morgans Hotel Group Co.—CEO

Look, I think our long-term goal is very much to maximize value and get this stock price as high as possible in a very reasonable amount of time. I think we have got a very, very strong collection of brands. We are in a very attractive niche of the overall hotel segment. And we have incredible strong momentum in our pipeline.

I think that as a stand-alone independent entity, we recognize that we can continue to grow this. But we also recognize that this is a business that requires scale and meaningful scale. I think that with this transaction behind us, it really does give us far greater flexibility to explore all of that over time.

I think that is an important message of this call. And I think when you really take the maturities and what we have taken all of the overhang away, as well as critical aspects of certain securities that Yucaipa held, like consent rights over certain decisions, this really does, we believe, give us the biggest range of flexibility to grow the business, continue to focus on our strategy, but also explore all of the options available.

So we are very confident. The fact of the matter is long-term we think that there’s a very strong place in the market for Morgans and our brands, and we are going to continue to try to pursue that and maximize it. We have been very open with the group and the whole shareholder group today that this is — the Special Committee ran a full process and explored all alternatives; and I think the conclusion was, at this moment in time, this was the important and appropriate step to allow us to maximize the value in the future.

Will Marks—JMP Securities—Analyst

Okay, thanks. That’s a very fair answer. Just actually one more thing that came to mind. Is there any more Yucaipa presence on the Board?

Michael Gross—Morgans Hotel Group Co.—CEO

The Yucaipa Board representation will be somewhat reflective of the amount of shares that they receive in the rights offering. Obviously if all of our shareholders participate in the rights offering and/or allocate their oversubscription rights, there is a reasonable chance that Ron and Yucaipa will have no Board seats. And if they get to minimal threshold, they will have a minimum of two seats.

So I think it will be reflective of how much — what their share ownership will be post the transaction.

Will Marks—JMP Securities—Analyst

Okay, that’s all for me. Sorry to hog the floor. Thanks.

Operator

(Operator Instructions) Joel Simkins, Credit Suisse.

Joel Simkins—Credit Suisse—Analyst

Good morning, guys; and thanks for the call today. This is very helpful. A couple of quick questions here.

Number one, maybe for Rich, can we just get a sense of the tax efficiency of this transaction? Will you be using up any of the NOL? If so, how much of the NOL is remaining?

And then just some terms, in terms of the Delano arrangement going forward. Would this be similar to a standard management contract? And how long will that deal be for that property?

Rich Szymanski—Morgans Hotel Group Co.—CFO

As far as the NOLs, there will be no meaningful tax paid on this. We will be using the NOLs to shield the gains.

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APRIL 01, 2013 / 01:00 PM GMT, MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

I am — we believe we still have plenty of NOLs to deal with any potential income or sales of properties in the future. But I don’t want to exactly — those numbers move around a little bit, so I want to make sure before I disclose, before I commit to that.

But basically we have significant NOLs. We had over $283 million at the end of 2012, and we will use that in this transaction and basically not pay any tax.

Joel Simkins—Credit Suisse—Analyst

The management contract for the Delano South Beach, how long will that be? Is that a fairly typical management contract term?

Rich Szymanski—Morgans Hotel Group Co.—CFO

Yes. That’s a 20-year contract and pretty much in line with our other contracts.

Joel Simkins—Credit Suisse—Analyst

A couple follow-ups for Michael. Michael, you noted a couple of potential target cities here. As we think about these deals and when they start to come in the next couple months or quarters, are these going to be the type of arrangements where you get immediate fee generation or pretty good visibility on near-term fee generation? Or are these going to be more longer-term development opportunities in nature?

And then just adding up on that question, when you guys bought Light the thought was that they would bring a lot of expertise in-house. You knew it as this in-house development team that has built a few concepts. Are you pretty comfortable that you can continue to scale up the F&B entertainment concepts at the new properties you are developing longer-term?

Michael Gross—Morgans Hotel Group Co.—CEO

Okay. Hey, Joel; thanks, I will hit your first question about the management agreements and the flow through. What I would say is it really does run the gamut. We are looking at deals today that — existing assets that would be relatively quick conversions, to more full-on renovation and development projects. So I think that the — somewhat consistent with what we have done over the last year and a half in terms of some of our announcements. Some — in the case of Marrakesh it was a quick 60- to 90-day turnover; in the case of Moscow it’s a two and a half year turnover. So I’d say within that range I would have you continue to think about it.

I would also highlight that, consistent with what we’ve done in Delano in Las Vegas, which is more of a pure license deal, we really view the value of our brands as our strongest asset. And there’s a lot of interest in existing assets, similar type discussions, both — with all of our brands now to look at opportunities to further license our brands in the right markets with the right partners.

So we are going to continue down the path that we are on, and I think that with next year we have got three very significant properties opening up in the first half of the year, and then another two in the six months following that. And our hope and expectation is that kind of momentum of three to four openings on an annual basis is something that we believe is sustainable for a very long time.

As for Light Group, it’s a good question and I would tell you first of all a few things. Light Group has been a great partner for us. It’s been a great asset.

The fact of the matter is they have helped us immensely in terms of building out our own internal team and our own infrastructure. But bear in mind these conversations and this deal has been long in the making, and it’s given us considerable time to prepare for the transition.

So effectively, every single development deal that is currently underway and all of the deal discussions that we are currently having for new contracts are all based off of our new internal team and effectively do not have any Light Group participation. I think that the reality is Light Group is a phenomenal business; MGM is an amazing partner and has been for the Company in Las Vegas. But outside of Las Vegas, really they have given us the wherewithal to build it out and grow with our own team.

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APRIL 01, 2013 / 01:00 PM GMT, MHGC - Morgans Hotel Group Corporate Conference Call to Discuss Debt Reduction

I think if you look at the success that we are having at Hudson already with the new launch of the restaurant, the numbers are well above our expectations there. If you look at the successes we had last year at Mondrian SoHo with SOAKED and the relaunch of the restaurant, I have got a lot of confidence that this team is going to be able to support our growth going forward.

Joel Simkins—Credit Suisse—Analyst

Okay, thank you guys.

Operator

Ladies and gentlemen, we have reached the allotted time for questions. I would now like to turn the floor back over to management for any closing comments.

Michael Gross—Morgans Hotel Group Co.—CEO

Okay. We appreciate everyone’s time this morning; and as I said, we are very excited about this transformative deal and look forward to speaking with all of you in the coming weeks and months. Thanks.

Operator

This concludes today’s conference call. Thank you for joining. You may now disconnect.

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Important Additional Information and Where to Find It

The Company will be filing a proxy statement and WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company’s 2013 proxy statement when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov or the Company’s website at www.morganshotelgroup.com.

The Company, its directors and its executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders. Information regarding the persons who may, under the applicable rules and regulations of the SEC, be considered participants in the solicitation of stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the 2013 proxy statement and the other relevant documents to be filed with the SEC. Information concerning the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on March 6, 2013, and the Company’s definitive proxy statement for the 2012 annual meeting of stockholders, which was filed with the SEC on April 16, 2012.